As filed with the Securities and Exchange Commission on March 22, 2007
Registration No. 333-_______________

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Luminent Mortgage Capital, Inc.
(Exact name of registrant as specified in its charter)

Maryland (State or other jurisdiction of incorporation or organization) 101 California Street, Suite 1350,	06-1694835 (I.R.S. employer identification no.)

San Francisco, California (Address of principal executive offices)	94111 (Zip code)
Luminent Mortgage Capital, Inc.
2003 Stock Incentive Plan, as amended
Luminent Mortgage Capital, Inc.
2003 Outside Advisors Stock Incentive Plan, as amended
(Full title of the plans)

Gail P. Seneca
Chairman and Chief Executive Officer
Luminent Mortgage Capital, Inc.
101 California Street, Suite 1350
San Francisco, California 94111
(Name and address of agent for service)
(415) 217-4500
(Telephone number, including area code, of agent for service)
Copy to:
Frederick W. Dreher, Esq.
John W. Kauffman, Esq.
Duane Morris LLP
30 South 17th Street
Philadelphia, PA 19103
(215) 979-1234

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		maximum	maximum
		offering	aggregate	Amount of
Title of securities	Amount to be	price	offering	registration
to be registered	registered (1)	per share(2)	price(2)	fee
Common stock, $0.001 par value	1,000,000 shares	$8.765	$8,765,000	$269.09

(1)	These shares include 850,000 shares under the 2003 Stock Incentive Plan, as amended, and 150,000 shares under the 2003 Outside Advisors Stock Incentive Plan, as amended. This registration statement shall also cover any additional shares of our common stock that become issuable under the plan being registered pursuant to this registration statement by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration that results in an increase in the number of outstanding shares of our common stock.

(2)	Pursuant to Rule 457(h), the maximum aggregate offering price was calculated based upon the average of the high and low prices of our common stock on March 16, 2007, which is a date within five business days prior to the filing of this registration statement, as reported on the New York Stock Exchange.

PART II
INFORMATION REQUIRED IN REGISTRATION STATEMENT
Item 3.     Incorporation of Documents by Reference.
     The following documents that we have filed with the SEC (File No. 001-31828) are incorporated by reference into this registration statement:
•	Our annual report on Form 10-K for the fiscal year ended December 31, 2006;
•	The description of our common stock contained in our registration statement on Form 8-A, filed with the SEC on October 16, 2003, and any amendment or report filed for the purpose of updating such description.
     All documents that we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, or the Exchange Act, after the date of this registration statement and until the offering under this registration statement is completed will be deemed to be incorporated by reference into this registration statement and will be a part of this registration statement from the date of the filing of the document. Any statement contained in a document incorporated or deemed to be incorporated by reference into this registration statement will be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in this registration statement or in any other subsequently filed document that also is or is deemed to be incorporated by reference into this registration statement conflicts with, negates, modifies or supersedes that statement. Any statement that is modified or superseded will not constitute a part of this registration statement, except as modified or superseded.
Item 4.     Description of Securities.
     No answer to this item is required because the class of securities to which this registration statement relates is registered under Section 12 of the Exchange Act.
Item 5.      Interests of Named Experts and Counsel.
     Certain legal matters with respect to the validity of the shares of our common stock registered under this registration statement will be passed upon for us by Duane Morris LLP. Frederick W. Dreher, who is of counsel to Duane Morris LLP, is the beneficial owner of 50,713 shares of our common stock.
Item 6.     Indemnification of Directors and Officers.
     Pursuant to Section 2-405.2 of the Maryland General Corporation Law, or the MGCL, our charter limits the liability of our directors and officers to us and our stockholders for money damages. This limitation on liability does not apply (1) to the extent that it is proved that the person actually received an improper benefit or profit in money, property or services for the amount of the benefit or profit in money, property or services actually received or (2) to the extent that a judgment or other final adjudication adverse to the person is entered in a proceeding based on a finding in the proceeding that the person’s action, or failure to act, was the result of active and deliberate dishonesty and was material to the cause of action adjudicated in the proceeding.
     Our charter and by-laws also require us, to the fullest extent permitted by Maryland law, to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether or not by us or in our right, and whether civil, criminal, administrative, investigative or otherwise, by reason of the fact that the person is or was a director or officer of us, or while a director or officer is or was serving at our request as a director, officer, agent, trustee, partner, member or employee of another corporation, partnership, joint venture, limited liability company, trust, real estate investment trust, employee benefit plan or other enterprise. To the fullest extent permitted by Maryland law, the indemnification will include expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement and any such expenses may be paid by us in advance of the final disposition of such action, suit or proceeding.
     Under the MGCL and our charter, we must indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which the director or officer is made a party by reason of his or her service in that capacity. We may indemnify our present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (i) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (a) was committed in bad faith or (b) was the result of active and deliberate dishonesty; (ii) the director or officer actually received an improper personal benefit in money, property or services; or (iii) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, we may not, under Maryland law, indemnify for an adverse judgment in a suit by or in our right or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification and then only for expenses. In addition, Maryland law allows us to advance reasonable expenses to a director or officer upon our receipt of (1) a written affirmation by the director or officer of his or her good faith belief that the director or officer has met the standard of conduct necessary for indemnification by us and (2) a written undertaking by or on his or her behalf to repay the amount paid or reimbursed by us if it shall ultimately be determined that the standard of conduct was not met.
     Pursuant to our by-laws, we maintain a directors’ and officers’ liability insurance policy which, subject to the limitations and exclusions stated therein, covers our officers and directors for certain actions or inactions that they may take or omit to take in their capacities as our officers and directors. We have also entered into indemnity agreements with each of our directors and executive officers. The indemnity agreements require, among other things, that we indemnify such persons to the fullest extent permitted by law, and advance to such persons all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. Under these agreements, we must also indemnify and advance all expenses incurred by such persons seeking to enforce their rights under the indemnity agreements, and may cover our directors and executive officers under our directors’ and officers’ liability insurance. Although the form of indemnity agreement offers substantially the same scope of coverage afforded by law, it provides greater assurance to our directors and executive officers and such other persons that indemnification will be available because, as a contract, it cannot be modified unilaterally in the future by the board of directors or the stockholders to eliminate the rights it provides.
     The foregoing summaries are necessarily subject to the complete text of the MGCL, the our charter and by-laws, the indemnity agreements entered into between us and each of our directors and officers and our directors’ and officers’ liability insurance policy and are qualified in their entirety by reference thereto.
Item 7.     Exemption from Registration Claimed.
                 Not applicable.
Item 8.     Exhibits.

Exhibit No.	Description of Exhibit

5.1	Opinion of Duane Morris LLP (filed herewith)

23.1	Consent of Independent Registered Public Accounting Firm (filed herewith)

23.2	Consent of Duane Morris LLP (included in Exhibit 5.1)
Item 9.     Undertakings.
     We hereby undertake:
          (a)     to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
          (b)     that for the purpose of determining any liability under the Securities Act of 1933, or the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (c)     to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     We hereby further undertake that, for purposes of determining any liability under the Securities Act, each filing of our annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     We hereby further undertake that, insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by any of our directors, officers or controlling persons in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in San Francisco, California, on March 22, 2007.

LUMINENT MORTGAGE CAPITAL, INC.
By:	/s/ Gail P. Seneca
Gail P. Seneca
Chairman and Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Gail P. Seneca Gail P. Seneca	Chairman, Chief Executive Officer and Director (principal executive officer)	March 22, 2007

/s/ S. Trezevant Moore, Jr. S. Trezevant Moore, Jr.	President, Chief Operating Officer and Director	March 22, 2007

/s/ Christopher J. Zyda Christopher J. Zyda	Senior Vice President and Chief Financial Officer (principal financial and accounting officer)	March 22, 2007

/s/ Leonard Auerbach Leonard Auerbach	Director	March 22, 2007

/s/ Robert B. Goldstein Robert B. Goldstein	Director	March 22, 2007

/s/ Bruce A. Miller Bruce A. Miller	Director	March 22, 2007

/s/ Donald H. Putnam Donald H. Putnam	Director	March 22, 2007

/s/ Frank L. Raiter Frank L. Raiter	Director	March 22, 2007

/s/ Joseph E. Whitters Joseph E. Whitters	Director	March 22, 2007

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

5.1	Opinion of Duane Morris LLP (filed herewith)

23.1	Consent of Independent Registered Public Accounting Firm (filed herewith)

23.2	Consent of Duane Morris LLP (included in Exhibit 5.1)